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                                                                    EXHIBIT 99.1
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EVI ANNOUNCES TENDER OFFER TO PURCHASE SENIOR NOTES

November 14, 1997, Houston, Texas - EVI, Inc. (NYSE-EVI) today announced the commencement of a cash tender offer and consent solicitation relating to all of EVI's outstanding 10 1/4% Senior Notes due 2004 and 10 1/4% Senior Notes due 2004, Series B (collectively, the "Notes"). The tender consideration to be paid for each properly tendered Note and properly delivered consent will equal
(i) the present value on the Payment Date of $1,038.44 per $1,000 principal amount of Notes (the amount payable on March 15, 1999, which is the first date on which the Notes are redeemable at the option of the Company) and all future semi-annual interest payments to March 15, 1999, determined on the basis of the yield on the 5 7/8% U.S. Treasury Notes due February 28, 1999, plus 25 basis points, minus (ii) $25.00 per $1,000 principal amount of the Notes (which is the payment for consents to the proposed amendments), plus (iii) accrued and unpaid interest.

The tender offer commences today, November 14, 1997, and expires at 12:00 midnight, New York City time, on Friday, December 12, 1997, unless extended. In conjunction with the tender offer, the Company is soliciting consents to certain proposed amendments to the Indenture. Each holder of an outstanding Note who validly consents to the proposed amendments to the Indenture on or prior to 5:00 p.m., New York City time, on Monday, December 1, 1997, will be paid $25.00 in cash for each $1,000 in principal amount of the outstanding Notes. Holders who tender their Notes after the consent date will not be entitled to receive the $25.00 consent payment.

The acceptance of the Notes under the tender offer is subject to a number of conditions, including the execution of the Supplemental Indenture following the valid tender of and consent from at least a majority in aggregate principal amount of the outstanding Note holders.

Lehman Brothers is acting as the exclusive Dealer Manager for the tender offer and the consent solicitation. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, which more fully sets forth the terms of the tender offer and consent solicitation. Additional information concerning the tender offer and consent solicitation may be directed to Scott M. Macklin at Lehman Brothers at 800-438-3242 or 212-528- 7581. Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from Morrow & Co., Inc., the Information Agent, at 800-667-5200 or 212-754-8000.

EVI is an international manufacturer of engineered oilfield products. The Company manufactures drilling tools, premium tubulars, production equipment and marine connectors.

Contact:
James G. Kiley
Vice President and
Chief Financial Officer
(713) 297-8400